Exhibit 99.1

For more information,
contact:
Myra Moreland, Metaldyne
734-207-6762

Tina Kozak, Metaldyne
734-207-6713

MEDIA RELEASE
For Immediate Release

Metaldyne Signs Asset Purchase Agreement with Forming
Technologies Related to North American Forging Business

PLYMOUTH, Mich. — January 10, 2006 — Metaldyne announced today that it has entered into an asset purchase agreement with Forming Technologies, Inc. related to the acquisition of Metaldyne’s North American Forging business. In the transaction, Metaldyne expects to receive consideration of approximately $129 million, consisting of $79.2 million in cash, the retention of trade accounts receivable (approximately $42 million at October 3, 2005), the assumption by the Buyer of $7.5 million of outstanding indebtedness of the Forging Business and the assumption by the Buyer of all other working capital items and the assumption by the Buyer of specified liabilities, which amount is subject to certain post-closing adjustments.

Metaldyne’s North American Forging business includes the operations as currently being conducted at its Royal Oak, Fraser, Detroit, and Troy, Michigan; Canal Fulton and Minerva, Ohio; and Fort Wayne, Indiana facilities.

- MORE -

Metaldyne Signs Asset Purchase Agreement Related to North American Forging Business          2

On October 31, 2005, Metaldyne announced that it had retained Goldman, Sachs & Co. to explore a possible divestiture of these facilities. Since that time, Metaldyne and Forming Technologies have worked collaboratively to develop an acceptable approach to a transaction structure. As conditioned upon the terms of the asset purchase agreement between Metaldyne and Forming Technologies, a transaction may close sometime in the first quarter of 2006.

In 2004, Metaldyne’s North American Forging business reported Net Sales of $345.1 million. Metaldyne, including the North American Forging business, reported Net Sales of $2.0 billion. Metaldyne expects to use the majority of proceeds from the sale of its North American Forging business to repay existing debt obligations.

“We are pleased to enter into this agreement related to the sale of the North American Forging business,” said Tim Leuliette, Metaldyne chairman, president and CEO. “The forging business will continue to be an integral part of the automotive industry, and we are confident that this business will be in good hands with Forming Technologies.”

About Metaldyne
Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry.
Headquartered in Plymouth, Mich., Metaldyne has annual revenues of nearly $2 billion. The company employs over 7,500 men and women at nearly 45 facilities in 14 countries.

# # #